EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS
Board Increases Repurchase Program for up to $200 Million of Common Stock
Recovery in Food Segment While Feed Segment Manages Challenges
Diamond Green Diesel JV Completes Expansion Turnaround and Announces Super Diamond
Phase III Growth Plans to include Additional Renewable Naphtha

November 6, 2018 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the 2018 third quarter ended September 29, 2018.

Third Quarter 2018 Overview

•	Revenue of $812.6 million

•	Net loss of $(6.0) million, or $(0.04) per GAAP diluted share

•	Adjusted EBITDA of $97.0 million

•	Debt paydown of $12.0 million

•	Diamond Green Diesel (DGD) extended downtime strongly influenced results with higher costs and lower volumes

•	Record slaughter volumes creating ample supplies of fats and proteins

•	DGD extended downtime pressured fat selling prices

•	Trade dispute with China pressuring global trade flows of animal proteins

•	Food segment stabilized, Fuel segment delivered improved results without Blenders Tax Credit (BTC)

•	DGD expansion on line early October and at name plate capacity of 275 million gallons annually

•	DGD JV approved Super Diamond Phase III Expansion to 675 million total gallons annually plus additional renewable Naphtha gallons

For the third quarter of 2018, the Company reported net sales of $812.6 million, as compared with net sales of $936.3 million for the third quarter of 2017. The $123.7 million reduction in net sales resulted mainly from lower finished product pricing and extended DGD downtime, the deconsolidation of the Company’s Best Hides subsidiary in 2018, billed freight recorded in cost of sales in 2018 as compared to net sales in 2017 and the divestiture of the Company’s industrial residuals business in May 2018. Net loss attributable to Darling for the three months ended September 29, 2018 was $(6.0) million, or $(0.04) per diluted share, compared to a net income of $7.8 million, or $0.05 per diluted share, for the third quarter of 2017. The net loss for the third quarter 2018 reflects lower finished product selling prices and an increase in cost of sales from inventory write downs of approximately $7.2 million in China relating to lower market values due to the African Swine Fever (ASF) outbreak.

The Darling Ingredients Board also approved an increase in the Company’s previously announced share repurchase program from $100 million to $200 million and extended the term of the program for an additional year to August 13, 2020, to be exercised depending on market conditions. The repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. Repurchases may occur over the authorized period unless extended or shortened by the Board of Directors.

Comments on the Third Quarter 2018

“We clearly delivered lower than expected results in third quarter. Extended downtime at DGD largely influenced our financial results and reshuffling our supply chain for fats and used cooking oil impacted our feed segment results. Additionally, trade disputes with China, record global grain stocks and a stronger U.S. dollar weighed on our finished

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product pricing,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “The silver lining is we had record raw material volumes globally and now DGD is fully operational, and we expect to produce 65-70 million gallons of renewable diesel in the fourth quarter with spot margins in excess of $1.25 per gallon.”

“Feed segment results were largely impacted by a lower pricing environment and the deflationary lag in our U.S. raw material formulas combined with an inventory write down of Chinese plasma related to ASF. Food segment results improved sequentially and delivered consistent year-over-year results with solid performance from our Rousselot collagen platform and higher sales volumes in China,” stated Mr. Stuewe.

“In the Fuel segment, strong volumes supported improved performance across Europe and offset slightly weaker results in North American biodiesel due to lower RIN pricing and the absence of the Blenders Tax Credit (BTC). We remain optimistic that the BTC will re-instate late in the fourth quarter 2018.”

“We continue to act on our World of Growth strategy to grow our core business and closed on the acquisition of Arkansas-based Triple - T Foods in early October. The acquisition, which includes both cold storage and a wet pet food operation, further expands our premium protein business in the growing specialty pet food industry. We are also excited to announce board approval for the Phase III Super Diamond expansion to 675 million annual gallons of renewable diesel with the construction of a second independent parallel plant. Additionally, the project will include the construction of a new renewable Naphtha, or green gasoline, plant and improved logistics capability. The estimated cost for the entire project is approximately $1.1 billion with completion expected in the fourth quarter of 2021. This capital cost is expected to be funded from cash generated by DGD's operations. Margins remain attractive, and we look forward to meeting the increased demands for sustainable low carbon fuel and capturing higher LCFS margins from our increased capacity,” concluded Mr. Stuewe.

Operational Update by Segment

•
Feed Ingredients - Raw material formulas lagged due to declining fat and protein markets throughout the quarter. Earnings were further impacted by inventory write-down of Chinese plasma due to ASF, ample fat supplies with DGD prolonged downtime and record slaughter pushing tonnage higher by 6.1 percent. Trade disruptions with China also impacted global protein values.

•
Food Ingredients - Global gelatin demand remains robust. Earnings stabilized with improvements in Brazil and higher sales volumes in China. Competing oilseed markets weighed on our Sonac Edible fats margins. CTH casings business saw decreased sales volume and lower earnings.

•
Fuel Ingredients - Delivered consistent results with Ecoson improvement supported by strong volumes from new biogas digester production in Belgium. North American biodiesel results moderated in Canada due to depressed RIN pricing and the absence of the BTC. Rendac, our European disposal rendering business, posted sound returns fueled by solid volumes in Belgium and the Netherlands.

•
Diamond Green Diesel Joint Venture (DGD) - Entity performance was hindered by lower volume and higher operating expenses associated with the extended turnaround downtime as well as hedge losses. DGD posted $0.04 EBITDA per gallon on 23.1 million gallons of renewable diesel sold during the quarter. Facility ramped up to 275 million gallon annual run rate in early October. LCFS global, premium markets spot priced recently at approximately $1.89 per gallon.

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Financial Update by Segment

Feed Ingredients	Three Months Ended		Nine Months Ended
($ thousands)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales (1)	$482,744	$575,543	$1,467,365	$1,677,286
Selling, general and administrative expenses	39,702	44,841	131,914	132,553
Depreciation and amortization	47,321	46,860	140,933	134,933
Segment operating income	11,875	34,268	70,796	105,448
Adjusted EBITDA (2)	$59,196	$81,128	$211,729	$240,381
(1) 2018 includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adjusted EBITDA calculated by adding depreciation and amortization to segment operating income

•
Feed Ingredients operating income for the three months ended September 29, 2018 was $11.9 million, a decrease of $22.4 million, or (65.3)%, as compared to the three months ended September 30, 2017. This was due to lower finished product prices which compressed margins and an increase in cost of sales from inventory write downs in China relating to lower market values due to ASF of approximately $7.2 million. This more than offset a decrease in selling, general and administrative expense primarily due to a gain of approximately $4.3 million from an accrued settlement of a lost profits claim from a previous business interruption event.

•
Feed Ingredients operating income during the nine months ended September 29, 2018 was $70.8 million, a decrease of $34.6 million, or (32.8)%, as compared to the nine months ended September 30, 2017. Segment operating income was down in the nine months ended September 29, 2018 as compared to the same period in fiscal 2017 due to lower finished fat product prices and higher depreciation charges from increased capital expenditures that more than offset increased raw material volumes.

Food Ingredients	Three Months Ended		Nine Months Ended
($ thousands)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales (1)	$265,208	$298,863	$847,457	$843,498
Selling, general and administrative expenses	21,843	25,556	67,894	77,236
Restructuring and impairment charges	—	—	14,965	—
Depreciation and amortization	19,697	19,506	60,725	55,291
Segment operating income	12,971	15,107	19,155	40,523
Adjusted EBITDA (2)	$32,668	$34,613	$94,845	$95,814
(1) 2018 includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adusted EBITDA calculated by adding depreciation and amortization and restructuring and impairment charges to segment operating income

•
Food Ingredients operating income was $13.0 million for the three months ended September 29, 2018, a decrease of $2.1 million, or (13.9)%, as compared to the three months ended September 30, 2017. This decrease was primarily due to lower earnings in the European gelatin markets, which is more than offset by improved results in China and South and North American gelatin markets. The Company’s edible fat prices were lower as a result of lower competing fat markets, and the casings business delivered slightly lower earnings due to an increase in raw material prices as compared to the same period in fiscal 2017.

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•
Food Ingredients operating income was $19.2 million for the nine months ended September 29, 2018, a decrease of $21.3 million, or (52.6)%, as compared to the nine months ended September 30, 2017. This decrease was primarily due to the restructuring and impairment charges incurred as a result of the Hurlingham, Argentina, gelatin plant shut down and lower earnings in the European gelatin market. The Company’s edible fat prices were lower as a result of lower competing fat markets compared to the same period in fiscal 2017. The casings business delivered slightly lower earnings due to an increase in raw material prices as compared to the same period in fiscal 2017.

Fuel Ingredients	Three Months Ended		Nine Months Ended
($ thousands)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales (1)	$64,624	$61,856	$219,774	$188,918
Selling, general and administrative expenses	(2,822)	(488)	(4,056)	5,648
Depreciation and amortization	9,370	7,912	26,378	22,472
Segment operating income	4,518	189	26,691	5,877
Adjusted EBITDA (2)	$13,888	$8,101	$53,069	$28,349
(1) 2018 includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adjusted EBITDA calculated by adding depreciation and amortization to segment operating income
Fuel Ingredients Segment results shown do not include the Diamond Green Diesel (DGD) 50% Joint Venture

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment operating income for the three months ended September 29, 2018 was $4.5 million, an increase of $4.3 million, or 2,150.0%, as compared to the same period in fiscal 2017. The increase is primarily due to a business interruption insurance gain recorded at Rendac of approximately $4.1 million and overall higher sales volumes at Ecoson.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment income for the nine months ended September 29, 2018 was $26.7 million, an increase of $20.8 million, or 352.5%, as compared to the same period in fiscal 2017. The increase in earnings is primarily due to the reinstated fiscal 2017 blenders tax credits in North America of approximately $12.6 million recorded in the first quarter of fiscal 2018 as compared to the lack of blenders tax credits in the same period of fiscal 2017 and higher overall sales prices due to strong demand from the biodiesel industry.

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Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended September 29, 2018 and September 30, 2017
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	September 29,	September 30,	Favorable	September 29,	September 30,	Favorable
	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Net sales	$812,576	$936,262	$(123,686)	$2,534,596	$2,709,702	$(175,106)
Costs and expenses:
Cost of sales and operating expenses	648,101	742,511	94,410	1,979,201	2,129,721	150,520
Selling, general and administrative expenses	67,447	82,153	14,706	232,907	253,608	20,701
Restructuring and impairment charges	—	—	—	14,965	—	(14,965)
Depreciation and amortization	78,842	77,202	(1,640)	235,915	221,306	(14,609)
Total costs and expenses	794,390	901,866	107,476	2,462,988	2,604,635	141,647
Operating income	18,186	34,396	(16,210)	71,608	105,067	(33,459)
Other expense:
Interest expense	(20,080)	(22,531)	2,451	(66,220)	(66,657)	437
Debt extinguishment costs	—	—	—	(23,509)	—	(23,509)
Foreign currency loss	(2,106)	(2,055)	(51)	(7,082)	(4,430)	(2,652)
Gain/(loss) on disposal of subsidiaries	3,038	—	3,038	(12,500)	—	(12,500)
Other expense, net	(2,786)	(2,533)	(253)	(4,103)	(8,383)	4,280
Total other expense	(21,934)	(27,119)	5,185	(113,414)	(79,470)	(33,944)
Equity in net income/(loss) of unconsolidated subsidiaries	(2,792)	7,703	(10,495)	109,598	16,669	92,929
Income/(loss) before income taxes	(6,540)	14,980	(21,520)	67,792	42,266	25,526
Income tax expense/(benefit)	(1,403)	6,296	7,699	3,992	15,856	11,864
Net income/(loss)	(5,137)	8,684	(13,821)	63,800	26,410	37,390
Net income attributable to noncontrolling interests	(900)	(923)	23	(2,952)	(3,671)	719
Net income/(loss) attributable to Darling	$(6,037)	$7,761	$(13,798)	$60,848	$22,739	$38,109
Basic income/(loss) per share:	$(0.04)	$0.05	$(0.09)	$0.37	$0.14	$0.23
Diluted income/(loss) per share:	$(0.04)	$0.05	$(0.09)	$0.37	$0.14	$0.23

Number of diluted common shares	164,656	167,181		165,774	166,628

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Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
September 29, 2018 and December 30, 2017
(in thousands)

	September 29,	December 30,
	2018	2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$81,470	$106,774
Restricted cash	103	142
Accounts receivable, net	363,312	391,847
Inventories	361,679	358,183
Prepaid expenses	43,305	38,326
Income taxes refundable	8,356	4,509
Other current assets	20,253	56,664
Total current assets	878,478	956,445

Property, plant and equipment, less accumulated depreciation, net	1,631,036	1,645,822
Intangible assets, less accumulated amortization, net	593,234	676,500
Goodwill	1,233,545	1,301,093
Investment in unconsolidated subsidiaries	398,794	302,038
Other assets	54,574	62,284
Deferred income taxes	15,550	14,043
Total assets	$4,805,211	$4,958,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$11,100	$16,143
Accounts payable, principally trade	177,769	217,417
Income taxes payable	5,906	12,300
Accrued expenses	291,056	313,623
Total current liabilities	485,831	559,483

Long-term debt, net of current portion	1,668,129	1,698,050
Other non-current liabilities	101,878	106,287
Deferred income taxes	234,070	266,708
Total liabilities	2,489,908	2,630,528

Commitments and contingencies
Total Darling's stockholders' equity:	2,254,442	2,244,933
Noncontrolling interests	60,861	82,764
Total stockholders' equity	$2,315,303	$2,327,697
	$4,805,211	$4,958,225

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Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Nine Months Ended September 29, 2018 and September 30, 2017
(in thousands)
(unaudited)

	Nine Months Ended
	September 29,	September 30,
Cash flows from operating activities:	2018	2017
Net income	$63,800	$26,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	235,915	221,306
Loss/(gain) on disposal of property, plant, equipment and other assets	472	(537)
Loss on sale of subsidiary	12,500	—
Asset impairment	2,907	—
Gain on insurance proceeds from insurance settlements	(1,253)	—
Deferred taxes	(15,708)	(14,242)
Increase/(decrease) in long-term pension liability	(375)	1,574
Stock-based compensation expense	13,606	14,710
Write-off deferred loan costs	8,163	443
Deferred loan cost amortization	6,265	6,581
Equity in net income of unconsolidated subsidiaries	(109,598)	(16,669)
Distribution of earnings from unconsolidated subsidiaries	27,418	26,600
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	9,657	(5,311)
Income taxes refundable/payable	(9,838)	18,332
Inventories and prepaid expenses	(25,960)	(31,058)
Accounts payable and accrued expenses	(23,004)	39,937
Other	4,731	(19,305)
Net cash provided by operating activities	199,698	268,771
Cash flows from investing activities:
Capital expenditures	(213,726)	(196,446)
Acquisitions, net of cash acquired	(51,301)	(12,144)
Investment of unconsolidated subsidiaries	(10,000)	(4,750)
Proceeds from sale of investment in subsidiary	82,805	—
Gross proceeds from disposal of property, plant and equipment and other assets	3,361	4,953
Proceeds from insurance settlement	1,253	3,301
Payments related to routes and other intangibles	(1,253)	(5,635)
Net cash used by investing activities	(188,861)	(210,721)
Cash flows from financing activities:
Proceeds from long-term debt	623,698	24,069
Payments on long-term debt	(661,268)	(94,250)
Borrowings from revolving credit facility	386,436	142,000
Payments on revolving credit facility	(362,463)	(147,327)
Net cash overdraft financing	3,361	2,590
Deferred loan costs	(9,668)	(1,177)
Issuance of common stock	182	22
Minimum withholding taxes paid on stock awards	(2,215)	(2,140)
Acquisition of noncontrolling interest	—	(429)
Distributions to noncontrolling interests	(8,005)	(2,513)
Net cash used by financing activities	(29,942)	(79,155)
Effect of exchange rate changes on cash	(6,238)	16,676
Net increase/(decrease) in cash, cash equivalents and restricted cash	(25,343)	(4,429)
Cash, cash equivalents and restricted cash at beginning of period	106,916	114,857
Cash, cash equivalents and restricted cash at end of period	$81,573	$110,428
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(5,295)	$(3,532)
Cash paid during the period for:
Interest, net of capitalized interest	$58,731	$(58,219)
Income taxes, net of refunds	$28,682	$13,719
Non-cash financing activities:
Debt issued for assets	$24	$3

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Selected financial information for the Company's Diamond Green Diesel Joint Venture is as follows:

Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
September 30, 2018 and December 31, 2017
(in thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets:
Total current assets	$178,875	$202,778
Property, plant and equipment, net	567,092	435,328
Other assets	26,949	4,655
Total assets	$772,916	$642,761

Liabilities and members' equity:
Total current portion of long term debt	$182	$17,023
Total other current liabilities	46,502	40,705
Total long term debt	8,535	36,730
Total other long term liabilities	533	450
Total members' equity	717,164	547,853
Total liabilities and members' equity	$772,916	$642,761

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Nine Months Ended September 30, 2018 and September 30, 2017
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	September 30,	September 30,	Favorable	September 30,	September 30,	Favorable
	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Revenues:
Operating revenues	$104,811	$175,585	$(70,774)	$407,121	$451,768	$(44,647)
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	103,794	154,446	50,652	169,632	395,743	226,111
Depreciation, amortization and accretion expense	6,516	6,733	217	18,890	22,867	3,977
Total costs and expenses	110,310	161,179	50,869	188,522	418,610	230,088
Operating income/(loss)	(5,499)	14,406	(19,905)	218,599	33,158	185,441
Other income	556	408	148	1,348	959	389
Interest and debt expense, net	(318)	(455)	137	(637)	(2,306)	1,669
Net income/(loss)	$(5,261)	$14,359	$(19,620)	$219,310	$31,811	$187,499

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Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
Three and nine months ended September 29, 2018 and September 30, 2017

	Three Months Ended - Year over Year		Nine Months Ended - Year over Year
Adjusted EBITDA	September 29,	September 30,	September 29,	September 30,
(U.S. dollars in thousands)	2018	2017	2018	2017

Net income/(loss) attributable to Darling	$(6,037)	$7,761	$60,848	$22,739
Depreciation and amortization	78,842	77,202	235,915	221,306
Interest expense	20,080	22,531	66,220	66,657
Income tax expense/(benefit)	(1,403)	6,296	3,992	15,856
Restructuring and impairment charges	—	—	14,965	—
Foreign currency loss	2,106	2,055	7,082	4,430
Other expense/(income), net	2,786	2,533	4,103	8,383
Debt extinguishment costs	—	—	23,509	—
Loss/(gain) on disposal of subsidiary	(3,038)	—	12,500	—
Equity in net (income)/loss of unconsolidated subsidiaries	2,792	(7,703)	(109,598)	(16,669)
Net income attributable to noncontrolling interests	900	923	2,952	3,671
Adjusted EBITDA	$97,028	$111,598	$322,488	$326,373
Foreign currency exchange impact (1)	1,055	—	(10,844)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$98,083	$111,598	$311,644	$326,373

DGD Joint Venture Adjusted EBITDA (Darling's share)	$509	$10,570	$118,745	$28,013

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended September 29, 2018 of €1.00:USD$1.16 and CAD$1.00:USD$0.76 as compared to the average rate for the three months ended September 30, 2017 of €1.00:USD$1.18 and CAD$1.00:USD $0.80, respectively.

     The average rates assumption used in the calculation was the actual fiscal average rate for the nine months ended September 29, 2018 of €1.00:USD$1.20 and CAD$1.00:US$0.78 as compared to the average rate for the nine months ended September 30, 2017 of €1.00:USD$1.11 and CAD$1.00:USD $0.77, respectively.

About Darling
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal

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fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s third quarter 2018 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Wednesday, November 7, 2018. To listen to the conference call, participants calling from within North America should dial 1-844-868-8847; international participants should dial 1-412-317-6593. Please refer to access code 10125255. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through November 15, 2018, by dialing 1-877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10125255. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 3.625% Notes that were outstanding at September 29, 2018. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 3.625% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed;

News Release August 8, 2018 Page 11

reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas(“GHG”) emissions that adversely affect programs like the U.S. government’s renewable fuel standard, low carbon fuel standards (“LCFS”) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of 2009 H1N1 flu (initially known as “Swine Flu”), Highly pathogenic strains of avian influenza (collectively known as “Bird Flu”), bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere, such as the recent African Swine Fever (“ASF”) outbreak in China; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign (including, without limitation, China) regulations (including new or modified animal feed, Bird Flu, PED, BSE, ASF or similar or unanticipated regulations) affecting the industries in which the Company operates or its value added products; risks associated with the DGD Joint Venture, including possible unanticipated operating disruptions and issues relating to the announced expansion project; risks and uncertainties relating to international sales and operations, including imposition of tariffs, quotas, trade barriers and other trade protections imposed by foreign countries; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300